Emergency Filtration Products Issues Update on NanoMask® FDA and Australian TGA Process

Henderson, Nevada-December 1, 2006 - Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) today issued the following update concerning its 510k application for its NanoMask® with the Food and Drug Administration (FDA).

In early September 2006, the company filed an application with the FDA to have its NanoMask® classified as a Class II, FXX, Surgical Mask.  EFP received comments from the FDA and has been working diligently to provide the agency with additional information.  The information requested by the FDA led EFP to conduct a battery of additional tests concerning sensitivity, irritation and toxicity.

The company also had to develop testing protocols simulating the aerosolization  of challenge organisms to the mask and filters because there were no previously existing protocols for nanotechnology-enhanced filter media.  EFP has already completed an initial series of efficacy tests and is currently conducting further efficacy tests against bacterial, viral and fungal challenges.  Other tests that are planned to be performed will address concerns about nanoparticle migration, leaching, and product stability.

In Australia, EFP is complying with all information requests from the Therapeutic Goods Administration (TGA) concerning the audit of the NanoMask’s® Class I medical device status.

“The FDA registration process has been exacting, and we have been using our best efforts to comply with the agency’s information requests,” said Douglas K. Beplate, President and CEO, EFP. “While there is no assurance that our NanoMask® will be approved by the FDA, we are working through the process to build the best possible case to have our NanoMask® products classified as Class II, FXX”.  Mr. Beplate added, “In Australia, we expect to supply the TGA in the near future with what we currently believe to be the last informational request in seeking a successful review.”

About the NanoMask®

EFP's nanoparticle-enhanced environmental mask, the NanoMask® relies on the company's core 2H Technology™ filtration system, which utilizes a combination of hydrophobic and hydrophilic filters able to capture, isolate and or eradicate bacterial and viral microorganisms with efficiencies of 99.999%.

 About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer whose patented 2H Technology™ filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market: the Vapor Isolation Valve™ and RespAide® CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, a modified hemostatic collagen, to the
U.S. Military for surgery and extreme wound care.

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Specifically, approvals from the FDA and/or the TGA, if attained, may not translate into significant sales of EFP's products. Sales may be dependent on the success of future marketing campaigns, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

For Further Information on EFP:

Emergency Filtration Products:
Phone: 702/558-5164
Fax: 702/567-1893
Email: contactus@emergencyfiltration.com
Web: www.emergencyfiltration.com

or

Investor Relations:
PAN Consultants Ltd.
Philippe Niemetz
Phone: 800/477-7570, 212/344-6464
Fax: 212/509-2755
Email: p.niemetz@panconsultants.com